-The Target Portfolio Trust
For the period ended 6/30/05
File number 811-7064

SUB-ITEM 77-D

Policies With Respect to Security Investment

EXHIBITS

THE TARGET PORTFOLIO TRUST
Supplement dated July 13, 2005
to
Prospectus dated February 25, 2005
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Effective as of the date of this Supplement, the Large Capitalization Growth
Portfolio and the Large Capitalization Value Portfolio have changed certain of their investment policies, as explained below:

1.	The sections of the Prospectus titled "How the Portfolios Invest - Other
Investments and Strategies - Derivative Strategies" and "Risk/Return Summary
- Principal Risks - Derivative Risks" are hereby supplemented by adding the Large Cap Growth and Large Cap Value Portfolios to the list of Portfolios that
may use various derivative strategies to try to improve returns.   The section
of the Prospectus titled "How the Portfolios Invest - Investment Risks" is hereby supplemented by adding the Large Cap Growth and Large Cap Value Portfolios to the list of Portfolios that may invest varying percentages of investable assets in Derivatives appearing on page 41 of the Prospectus.

2.	The section of the Prospectus titled "How the Portfolios Invest-Investment
Risks" is hereby supplemented by adding the Large Cap Growth and Large
Cap Value Portfolios to the list of Portfolios that may invest up to 30% of investable assets in Foreign Securities appearing on page 35 of the Prospectus. The section of the Prospectus titled "Risk/Return Summary - Investments in
Foreign Securities" appearing on page 10 of the Prospectus is hereby supplemented by adding the Large Cap Growth and Large Cap Value
Portfolios to the list of Portfolios that may invest in foreign securities.

3.	The section of the Prospectus titled "How the Portfolios Invest - Other
Investments and Strategies-Convertible and Preferred Securities" is hereby supplemented by adding warrants and rights to the types of securities that each Portfolio (other than the U.S. Government Money Market Portfolio) may invest in.

4. The sections of the Prospectus titled "Risk/Return Summary -Large Capitalization Growth Portfolio" and "Risk/Return Summary-Large
Capitalization Value Portfolio" are hereby amended by adding the following paragraph:

		The Portfolio may also invest in American Depositary Receipts
(ADRs) and 	American Depositary Shares (ADSs).  ADRs and ADSs are
certificates - usually issued by a bank or trust company - that represents an equity investment in a foreign company. ADRs and ADSs are issued by U.S. banks and trust companies and are valued in U.S. dollars.


Effective as of the close of business on June 28, 2005, Marsico Capital Management LLC and Goldman Sachs Asset Management, LP replaced
Columbus Circle Investors and Oak Associates, Ltd. as Advisers to the Large Capitalization Growth Portfolio (Large Cap Growth Portfolio).

Effective as of the close of business on June 28, 2005 the section of the Prospectus titled "How the Trust is Managed-Advisers and Portfolio Managers" is hereby supplemented or otherwise amended as follows:

Large Cap Growth Portfolio

Marsico Capital Management LLC (Marsico) and Goldman Sachs Asset
Management LP (GSAM) are the Advisers for the Large Cap Growth Portfolio.

Marsico was organized in September 1997 as a registered investment adviser and became a wholly owned indirect subsidiary of Bank of America Corporation in January 2001. Marsico provides investment management services to other mutual funds and private accounts and, as of December 31, 2004, had approximately $44 billion under management. Thomas F. Marsico is the founder and Chief Executive Officer of Marsico. The address of Marsico is 1200 17th Street, Suite 1600, Denver, Colorado 80202.

Thomas F. Marsico is the Chief Investment Officer of Marsico and manages the portion of the Portfolio advised by Marsico. Mr. Marsico has over 20 years of experience as a securities analyst and a portfolio manager. Prior to forming Marisco Capital in September 1997, Mr. Marsico served as the portfolio manager of the Janus Twenty Fund from January 31, 1998 through August 11, 1997 and served in the same capacity for the Janus Growth and Income Fund from May 31, 1991 (the Fund's inception date) through August 11, 1997.


GSAM, along with other units of the Investment Management Division of Goldman, Sachs & Company (Goldman Sachs), managed approximately $451.3 billion in assets as of December 31, 2004 (excludes seed capital and assts under supervision). The address of GSAM is 32 Old Slip, 23rd floor, New York, New York 10005.
The portion of the Portfolio advised by GSAM is team-managed. The portfolio managers responsible for the day-to-day management are Gary Chropuvka and Melissa R. Brown, CFA.
Mr. Chropuvka is responsible for the day-to-day implementation and trading of the portfolios. He is also a member of the GQE Investment Policy Committee. He joined GSAM in March 1998 working on Private Equity Partnerships. He received his Masters in Financial Engineering from Columbia University in 2000. Prior to this, Mr. Chropuvka spent four years with Morgan Stanley's Correspondent Clearing Group. He received a B.A. in Mathematics from Rutgers University in 1993.Ms. Brown is a Senior Portfolio Manager responsible for US Portfolios for the Global Quantitative Equity Group. Ms. Brown has over 20 years experience in the industry, including 10 years as an All- Star- rated Quantitative Analyst in the Institutional Investor annual survey. Each of the portfolio managers have managed the portion of the Portfolio advised by GSAM since GSAM became a subadviser to the Portfolio in June 2005.


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